Exhibit 4.3


                          SUPPLEMENTAL INDENTURE NO. 3

                            Dated as of July 30, 1999

                     THIS SUPPLEMENTAL INDENTURE NO. 3 to the Indenture referred to below is dated as of July 30, 1999 (this "Supplemental Indenture No. 3") between Armco Inc., an Ohio corporation (the "Company"), and FIFTH THIRD BANK, as trustee (the "Trustee").

                     The Company and the Trustee are parties to an Indenture, dated as of October 1, 1992 (the "Base Indenture"), as amended and supplemented, including by Supplemental Indenture No. 2 dated as of September 1, 1997 ("Supplemental Indenture No. 2" and, together with the Base Indenture, as so amended and supplemented, the "Indenture") providing, among other things, for the authentication, delivery and administration of the Company's 9% Senior Notes due 2007 (the "Notes").

                     The Company has solicited consents from Holders (as defined below) of the Notes to certain amendments to the Indenture described in Article II hereof (the "Proposed Amendments").

                     Pursuant to Section 10.02 of the Base Indenture, the Holders of not less than a majority in aggregate principal amount of the outstanding Notes have approved the Proposed Amendments.

                     The Company has directed the Trustee to execute and deliver this Supplemental Indenture No. 3 in accordance with the terms of the Indenture.

                     In consideration of the foregoing premises, the parties mutually agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes:

                                    Article I

                          Definitions and effectiveness

                     Section 1.1 Definitions. Except as otherwise defined herein, capitalized terms defined in the Indenture are used herein as therein defined.

                     Section 1.2 Condition to Effectiveness. The Proposed Amendments will become effective upon (the "Effective Time") the consummation of the merger contemplated by the Agreement and Plan of Merger, dated as of May 20, 1999, as it may be amended, among AK Steel Corporation, AK Steel Holding Corporation and the Company.


                                   ARTICLE II

                             AMENDMENTS TO INDENTURE

                     Section 2.1 Amendments to Indenture. On and after the Effective Time, the Indenture shall be amended as follows:

                     (a) Section 203 of Supplemental Indenture No. 2 shall be amended to add the following definitions in proper alphabetical order:


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                               (i) "`Accounts Receivable' or `accounts
                     receivable' of any Person means any and all accounts, contract rights, chattel paper, instruments, documents, general intangibles and other obligations of any kind relating to the sale or lease of goods and the rendering of services by such Person, all rights relating thereto, all deposit accounts containing the proceeds thereof, all books and records relating thereto and the proceeds thereof.";

                               (ii) "`Inventory' of any Person means any and all
                     inventory of any kind of such Person, including without limitation, any or all of the following: inventory, merchandise, goods and other tangible personal property that are held for sale or lease by such Person; all materials used or consumed in the business of such Person, but excluding from the foregoing equipment of such Person; all trademarks, servicemarks, trade names and similar intangible property owned or used by such Person in its business, together with the goodwill of the business symbolized thereby and all rights relating thereto ("Intangible Property"); and all books and records relating to the foregoing and the proceeds thereof.";

                               (iii) "`Normal Replacement Assets' means any
                     assets other than Special Assets."; and

                               (iv) "`Special Assets' means a capital asset, or
                     series of related capital assets, with an aggregate purchase price in excess of $20.0 million that enhances the competitiveness or productivity of the business of the Company and its Subsidiaries or is required so that the Company and its Subsidiaries will be able to remain in compliance with all material requirements of applicable law."

                     (b) The definition of "Capital Expenditure Indebtedness" contained in Section 203 of Supplemental Indenture No. 2 shall be amended as follows:

                               (i) the word "and" shall be inserted at the end
                     of clause (i) thereof; and

                               (ii) the words "the acquisition or construction
                     of such Property is not part of any acquisition of a Person or business unit, and (iii)" shall be deleted.

                     (c) The definition of "Consolidated Net Income" contained in Section 203 of Supplemental Indenture No. 2 shall be amended as follows:

                               (i) the word "and" at the end of clause (vii)
                     thereof shall be deleted; and

                               (ii) a new clause (ix) shall be inserted after
                     clause (viii) thereof which clause shall read in its entirety as follows:

                                          "and (ix) solely for purposes of
                               Section 302 hereof, special charges, costs and other expenses (including restructuring charges and associated investment banking, legal, accounting, printing and related fees and expenses) recorded by such Person and its Restricted Subsidiaries (and related tax effects) in connection with the merger of the Company with and into AK Steel Corporation pursuant to an Agreement and Plan of Merger dated as of May 20, 1999, as it may be amended, among AK Steel Holding Corporation, AK Steel Corporation and the


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                               Company and any other merger or other business
                               combination transaction involving such Person or any of its Restricted Subsidiaries, to the extent that such charges, costs and other expenses are not permitted under generally accepted accounting principles to be capitalized and amortized over future periods, in each case in respect of which such Person has delivered to the Trustee an Officers' Certificate, made in good faith by responsible financial or accounting officers of such Person, at the time such special charges, costs and other expenses are recorded, setting forth in reasonable detail such special charges, costs and other expenses".

                     (d) The definition of "Credit Facilities" contained in
           Section 203 of Supplemental Indenture No. 2 shall be amended in its entirety and replaced with the following:

                                          "`Credit Facilities' means any
                               agreement or agreements providing for (i) the making of a loan or the advancing of credit, (ii) the sale of Accounts Receivable of the Company or any Significant Restricted Subsidiary under any asset securitization facility or other financing facility for the financing of Accounts Receivable of the Company or any Significant Restricted Subsidiary or (iii) the issuance of letters of credit and/or the creation of bankers' acceptances, under which the aggregate amount that may be issued or otherwise obtained, in the case of clauses (i), (ii) and (iii), is based upon eligible Accounts Receivable and eligible Inventory and the aggregate principal amount of Indebtedness, or (in the case of clause (ii)) aggregate Investments outstanding, shall not at any time exceed the greater of (A) $75.0 million and (B) an amount equal to (1) 100% of the book value of the consolidated Accounts Receivable of the Company and its Significant Restricted Subsidiaries plus (2) 100% of the book value (excluding last-in-first-out reserves) of the consolidated Inventory of the Company and its Significant Restricted Subsidiaries, minus (3) the aggregate principal amount of outstanding Indebtedness secured by any Accounts Receivable or Inventory of the Company or any of its Subsidiaries, other than Indebtedness outstanding under any Credit Facility, minus (4) other outstanding Investments (other than Indebtedness under a Credit Facility or, Indebtedness described in clause (3) above) under any asset securitization or similar facility in respect of Accounts Receivable or Inventory of the Company or any of its Subsidiaries."

                     (e) Section 303 of Supplemental Indenture No. 2 shall be amended as follows:

                               (i) the words ", provided that the aggregate
                     principal amount of all Indebtedness Incurred under this clause (i) at any one time outstanding does not exceed the greater of (A) $225,000,000 and (B) the sum of (1) 80% of the book value of the accounts receivable of the Company


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                     and its Restricted Subsidiaries and (2) 50% of the book
                     value of the inventory of the Company and its Restricted Subsidiaries, in the case of clauses (B)(1) and (B)(2) of this proviso, as of the end of the most recent fiscal quarter for which financial information in respect thereof is available immediately prior to the date of such Incurrence, determined in accordance with GAAP" in clause
                     (b)(i) thereof shall be deleted; and

                     (ii) clause (b)(iii) thereof shall be amended in its entirety and replaced with the following:

                                          "(iii)(A) Indebtedness of the Company
                               in respect of Capital Lease Obligations or (B) Capital Expenditure Indebtedness directly Incurred by the Company, provided that the aggregate of Indebtedness Incurred under this clause (iii) and Indebtedness Incurred under
                               Section 304(a)(iv) in any calendar year shall not exceed in aggregate principal amount the sum of
                               (A) $50.0 million for each of 1999, 2000 and 2001, and $35.0 million for each calendar year from and including 2002 to and including 2008 plus (B) the excess of the aggregate principal amount otherwise permitted to be Incurred under this clause (iii) in all previous calendar years to and including 1999 over the aggregate principal amount actually Incurred by the Company during such period under this clause (iii);".

                     (f) Section 304 of Supplemental Indenture No. 2 shall be amended as follows:

                               (i) clause (a)(iv)(B) thereof shall be amended in
                      its entirety and replaced with the following:

                                          "(B) Capital Expenditure Indebtedness
                               directly Incurred by a Restricted Subsidiary, provided that the aggregate of Indebtedness Incurred under this clause (iv) and Indebtedness Incurred under Section 303(b)(iii) in any calendar year shall not exceed in aggregate principal amount the sum of (A) $50.0 million for each of 1999, 2000 and 2001, and $35.0 million for each calendar year from and including 2002 to and including 2008 plus (B) the excess of the aggregate principal amount otherwise permitted to be Incurred under this clause (iv) in all previous calendar years to and including 1999 over the aggregate principal amount actually Incurred by such Restricted Subsidiary during such period under this clause (iv);";

                               (ii) the text "; and" shall replace the "." at
                     the end of clause (v) thereof; and

                               (iii) a new clause (vi) shall be inserted after
                     clause (v) thereof which clause shall read in its entirety as follows:

                                          "(vi) Guarantees Incurred by any
                               Restricted Subsidiary of any Indebtedness
                               Incurred by the Company permitted under Section 303; provided that, concurrently with the Incurrence of any such Guarantee, the Company


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                               shall cause such Restricted Subsidiary to issue a
                               Guarantee (a "Note Guarantee") with respect to the Notes that ranks pari passu with, and otherwise has substantially the same terms as, such Guarantee by executing and delivering to the Trustee (A) a supplemental indenture, in form and substance satisfactory to the Trustee, which sets forth the terms and provisions of such Note Guarantee, including with respect to the release thereof, and matters relating to the issuance of such Note Guarantee by such Restricted Subsidiary and (ii) an Opinion of Counsel to the effect that such supplemental indenture has been duly authorized and executed by such Restricted Subsidiary and constitutes the legal, valid, binding and enforceable obligation of such Restricted Subsidiary (subject to such customary exceptions concerning creditors' rights and equitable principles as may be acceptable to the Trustee in its discretion)."

                     (g) Clause (a)(i) of Section 307 of Supplemental Indenture No. 2 shall be amended in its entirety and replaced with the following:

                               "(i) any Lien on the Inventory or Accounts
                     Receivable of the Company or any Significant Restricted Subsidiary securing Indebtedness permitted under Section 303(b)(i) provided that any Lien on Intangible Property shall limit the rights of the holder of such Lien to the use of such Intangible Property to manufacture, process and sell the Inventory with respect to which such holder has a Lien;".

                     (h) Section 310 of Supplemental Indenture No. 2 shall be amended as follows:

                               (i)  clause (c) thereof shall be deleted; and

                               (ii) the reference to "(d)" therein shall be
                      replaced with "(c)".

                     (i) Section 10.1 of the Base Indenture shall be amended as follows:

                               (i) the word "and" at the end of clause (k)
                     thereof shall be deleted;

                               (ii) the text "; and" shall replace the "." at
                     the end of clause (l) thereof; and

                               (iii) the words "(m) to provide for any Person
                     issuing a Guarantee with respect to any series of the Debt Securities, or the release of such Person from such Guarantee." shall be inserted after clause (l) thereof.

           Section 2.2 Notification to Holders. The Company shall notify the Holders of the execution of this Supplemental Indenture No. 3. Any failure of the Company to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of this Supplemental Indenture No. 3.

           Section 2.3 Receipt by Trustee. In accordance with Sections 10.03 and
14.04 of the Base Indenture, the parties acknowledge that the Trustee has received an Officers' Certificate and an Opinion of Counsel as conclusive evidence that this Supplemental Indenture No. 3 complies with the Indenture.


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                                   Article III

                                  Miscellaneous

           Section 3.1 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture No. 3 or the Indenture or any provision herein or therein contained.

           Section 3.2 Governing Law. This Supplemental Indenture No. 3 shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State, without reference to principles of conflicts of law.

           Section 3.3 Separability Clause. In case any one or more of the provisions contained in this Supplemental Indenture No. 3 should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected, impaired, prejudiced or disturbed thereby.

           Section 3.4 Ratification of Indenture; Supplemental Indenture No. 3 Part of Indenture. Except as expressly supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Supplemental Indenture No. 3 shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture No. 3.

           Section 3.5 Counterparts. This Supplemental Indenture No. 3 may be simultaneously executed in several counterparts, and all such counterparts executed and delivered, each as an original, shall constitute one and the same instrument.

           Section 3.6 Headings. The descriptive headings of the several Articles of this Supplemental Indenture No. 3 were formulated, used and inserted in this Supplemental Indenture No. 3 for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.




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           IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture No. 3 to be duly executed as of the date first above written.



                                      ARMCO INC.

                                      By: /s/ J. L. Bertsch
                                          ------------------------------------
                                          Name: J. L. Bertsch
                                          Title: Vice President



                                      FIFTH THIRD BANK,
                                      as Trustee

                                      By: /s/ Gregory R. Hahn
                                          ------------------------------------
                                          Name: Gregory R. Hahn
                                          Title: Assistant Vice President






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